UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

 CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 8, 2023

MALIBU BOATS, INC.
(Exact Name of Registrant as specified in its charter)
Commission file number: 001-36290

Delaware	5075 Kimberly Way,	Loudon,	Tennessee	37774	46-4024640
(State or other jurisdiction of incorporation or organization)	(Address of principal executive offices, including zip code)				(I.R.S. Employer Identification No.)

(865)	458-5478
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.01	MBUU	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Appointment of Bruce Beckman as Chief Financial Officer
On November 6, 2023, the Board of Directors (the “Board”) of Malibu Boats, Inc. (the “Company”) appointed Mr. Bruce Beckman to serve as the Company’s Chief Financial Officer, with such appointment effective November 27, 2023 (the “Effective Date”). In connection with Mr. Beckman’s appointment, as of the Effective Date, Mr. David S. Black will resign from his role as Interim Chief Financial Officer and will continue to serve as Vice President, Finance of the Company.
Mr. Beckman, 55, served as Senior Vice President, Finance at Entegris from February 2018 to November 2023 and as Vice President, Finance from April 2015 to February 2018. From 1990 to 2015, Mr. Beckman worked in numerous capacities for General Mills, Inc., including Vice President, Finance, Meals Division from July 2012 to January 2015, Director of Corporate Planning & Analysis from July 2008 to July 2012 and Director of Internal Controls from 2003 to 2005.
Employment Arrangements with New Chief Financial Officer
On November 7, 2023, the Company entered into an employment agreement with Mr. Beckman in connection with his appointment to the position of Chief Financial Officer (the “Employment Agreement”) that will become effective on the Effective Date. The Employment Agreement provides for an indefinite term subject to termination by either party. Pursuant to the Employment Agreement, Mr. Beckman is entitled to receive an annual base salary of $420,000 and is eligible for a target annual cash bonus of up to 75% of his annual base salary based upon meeting performance criteria established by the Compensation Committee of the Board in its sole discretion. Mr. Beckman is also eligible to participate in all employee benefit plans and vacation programs and is eligible for the use of a company-owned boat. Under the Employment Agreement, in the event the Board terminates Mr. Beckman’s employment without “cause” or Mr. Beckman resigns for “good reason,” as each term is defined in the Employment Agreement, Mr. Beckman will be entitled to receive, subject to certain limitations including Mr. Beckman’s execution of a release, his annual base salary for a period of 12 months following the effective date of the release. A copy of the Employment Agreement is attached as Exhibit 10.1 to this Current Report on Form 8-K. The foregoing description of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Employment Agreement.
On the Effective Date, Mr. Beckman will be granted two awards of time-based restricted stock units (“RSUs”). He will be granted (i) RSUs with a value of $325,000 that will vest over two years in two equal installments on each of the first two anniversaries of the Effective Date and (ii) RSUs with a value of $275,000 that will vest over four years in four equal installments on each of the first four anniversaries of the Effective Date, in each case based on the closing price of the Company’s common stock on the Effective Date and subject to Mr. Beckman’s continued service to the Company. As a signing bonus, Mr. Beckman will also receive a one-time cash bonus of $225,000 on the Effective Date. The RSUs granted on the Effective Date will be granted pursuant to the Company’s Long Term Incentive Plan.
Mr. Beckman has also entered into an indemnification agreement with the Company in the form previously approved by the Board and filed with the Securities and Exchange Commission as Exhibit 10.19 to the Company’s Registration Statement on Form S-1 (File No. 333-192862) on December 13, 2013.
There are no arrangements or understandings between Mr. Beckman and any other persons pursuant to which he was selected as an officer of the Company. There are also no family relationships between Mr. Beckman and any director or executive officer of the Company and Mr. Beckman has no direct or indirect material interest in any related party transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.
Item 7.01 Regulation FD Disclosure.
On November 8, 2023, the Company issued a press release announcing the appointment of Mr. Beckman as Chief Financial Officer of the Company.

A copy of the press release is furnished as Exhibit 99.1 hereto. This information shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and is not incorporated by reference into any filing of the Company whether made before or after the date hereof, regardless of any general incorporation language in such filing.
Item 9.01 Financial Statements and Exhibits.
(d)    Exhibits
The following exhibit is being furnished as part of this report:

Exhibit No.	Description

Exhibit 10.3	Employment Agreement dated November 7, 2023, between Bruce Beckman and Malibu Boats, Inc.
Exhibit 99.1	Press Release dated November 8, 2023
Exhibit 104	The Cover Page from this Current Report on Form 8-K formatted in Inline XBRL

SIGNATURES
    Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MALIBU BOATS, INC.

	By:	/s/ Jack Springer
Date: November 8, 2023		Jack Springer
Chief Executive Officer